Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS THIRD QUARTER NET REVENUES GROWTH OF 30%; RAISES FULL YEAR 2014 NET REVENUES AND OPERATING INCOME OUTLOOK

•	Third Quarter Net Revenues Increased 30% to $938 Million

•	Third Quarter Footwear Net Revenues Increased 50%; Third Quarter International Net Revenues Increased 94%

•	Raises 2014 Net Revenues Outlook to Approximately $3.03 Billion (+30%)

•	Raises 2014 Operating Income Outlook to Approximately $348 Million (+31%)

Baltimore, MD (October 23, 2014) - Under Armour, Inc. (NYSE: UA) today announced financial results for the third quarter ended September 30, 2014. Net revenues increased 30% in the third quarter of 2014 to $938 million compared with net revenues of $723 million in the prior year's period. Net income increased 22% in the third quarter of 2014 to $89 million compared with $73 million in the prior year's period. Diluted earnings per share for the third quarter of 2014 were $0.41 compared with $0.34 per share in the prior year's period.

Third quarter apparel net revenues increased 26% to $705 million compared with $561 million in the same period of the prior year, driven primarily by expanded offerings and platform innovations across training, golf, and outdoor. Third quarter footwear net revenues increased 50% to $122 million from $81 million in the prior year's period, led by new introductions in running and basketball. Third quarter accessories net revenues increased 32% to $85 million from $64 million in the prior year's period, primarily driven by expanded offerings in headwear, bags, and gloves. Direct-to-Consumer net revenues, which represented 26% of total net revenues for the third quarter, grew 35% year-over-year. International net revenues, which represented 9% of total net revenues for the third quarter, grew 94% year-over-year.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "Our strong third quarter results demonstrate the power of the UA brand. The momentum and growing confidence we outlined last quarter in Footwear and International were on full display in the third quarter with growth rates accelerating to 50% and 94%, respectively. Our Direct-to-Consumer business continues to drive our vision to Empower Athletes Everywhere with the debut of local E-Commerce sites in the United Kingdom, Germany, and France, as well as optimizing all global sites for mobile to stay ahead of where our consumers are going. And we were particularly excited about our I WILL WHAT I WANTTM global women's campaign, featuring Misty Copeland and Gisele Bündchen, which ignited a powerful new dialogue with our female consumer as we begin to bridge the gap between female athletes and athletic females."

Gross margin for the third quarter of 2014 was 49.6% compared with 48.4% in the prior year's quarter, primarily driven by higher import duties in the prior year's period and favorable year-over-year sales mix. Selling, general and administrative expenses as a percentage of net revenues were 34.0% in the third quarter of 2014 compared with 31.7% in the prior year's period, reflecting broad-based investments to support global growth initiatives as well as higher incentive compensation expenses. Third quarter operating income increased 21% to $146 million compared with $121 million in the prior year's period.

Balance Sheet Highlights
Cash and cash equivalents increased 34% to $249 million at September 30, 2014 compared with $186 million at September 30, 2013. Long-term debt including current maturities increased to $192 million at September 30, 2014 compared with $54 million at September 30, 2013. Inventory at September 30, 2014 increased 28% to $637 million compared with $497 million at September 30, 2013.

Updated 2014 Outlook
The Company had previously anticipated 2014 net revenues in the range of $2.98 billion to $3.0 billion, representing growth of 28% to 29% over 2013, and 2014 operating income in the range of $343 million to $345 million, representing growth of 29% to 30% over 2013. Based on current visibility, the Company expects 2014 net revenues of approximately $3.03 billion, representing growth of 30% over 2013, and 2014 operating income of approximately $348 million, representing growth of 31% over 2013. The Company anticipates an effective tax rate of approximately 40.0% for the full year, compared to 37.8% for 2013, and fully diluted weighted average shares outstanding of approximately 218 million for 2014.

Mr. Plank concluded, "Our plans of crossing $3 billion in net revenues and achieving 30% growth this year represent significant milestones for the Brand, but we believe we are just getting started. We are delivering consistent top line results while making the right investments to support both the near- and long-term opportunities of the Brand. This includes investments to build world-class design and innovation capabilities for all of our products, accelerate our international footprint, and expand our 30 million users under our Connected Fitness platform. We believe this balanced approach will continue to drive our global ambitions and long-term value for our shareholders. We are proud of what we have built and continue to see ourselves as a much larger brand than the $3 billion in revenues we are projecting for 2014."

Conference Call and Webcast
The Company will provide additional commentary regarding its third quarter results as well as its updated 2014 outlook during its earnings conference call today, October 23, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and accessories, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. Under Armour's wholly owned subsidiary, MapMyFitness, powers one of the world's largest Connected Fitness communities. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of management information systems and other technology, as well as any potential interruption or security lapse in such systems or technology; our ability to effectively integrate new businesses and investments into our company; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Nine Months Ended September 30, 2014 and 2013
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended September 30,				Nine Months Ended September 30,
	2014	% of Net Revenues	2013	% of Net Revenues	2014	% of Net Revenues	2013	% of Net Revenues
Net revenues	$937,908	100.0%	$723,146	100.0%	$2,189,169	100.0%	$1,649,295	100.0%
Cost of goods sold	472,608	50.4%	373,011	51.6%	1,123,227	51.3%	862,978	52.3%
Gross profit	465,300	49.6%	350,135	48.4%	1,065,942	48.7%	786,317	47.7%
Selling, general and administrative expenses	319,194	34.0%	229,306	31.7%	858,286	39.2%	619,686	37.6%
Income from operations	146,106	15.6%	120,829	16.7%	207,656	9.5%	166,631	10.1%
Interest expense, net	(1,535)	(0.2)%	(691)	(0.1)%	(3,608)	(0.2)%	(2,127)	(0.2)%
Other expense, net	(3,355)	(0.3)%	(113)	—%	(3,982)	(0.2)%	(670)	—%
Income before income taxes	141,216	15.1%	120,025	16.6%	200,066	9.1%	163,834	9.9%
Provision for income taxes	52,111	5.6%	47,241	6.5%	79,733	3.6%	65,670	3.9%
Net income	$89,105	9.5%	$72,784	10.1%	$120,333	5.5%	$98,164	6.0%
Net income available per common share
Basic	$0.42		$0.34		$0.56		$0.47
Diluted	$0.41		$0.34		$0.55		$0.46
Weighted average common shares outstanding
Basic	213,522		211,054		213,035		210,458
Diluted	217,982		215,536		217,601		214,852
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Apparel	$704,557	$560,899	25.6%	$1,583,834	$1,216,645	30.2%
Footwear	121,597	81,024	50.1%	345,177	243,458	41.8%
Accessories	84,949	64,373	32.0%	196,434	151,480	29.7%
Total net sales	911,103	706,296	29.0%	2,125,445	1,611,583	31.9%
Licensing and other revenues	26,805	16,850	59.1%	63,724	37,712	69.0%
Total net revenues	$937,908	$723,146	29.7%	$2,189,169	$1,649,295	32.7%
NET REVENUES BY SEGMENT

	Quarter Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
North America	$847,563	$678,894	24.8%	$1,988,156	$1,548,621	28.4%
Other foreign countries and businesses	90,345	44,252	104.2%	201,013	100,674	99.7%
Total net revenues	$937,908	$723,146	29.7%	$2,189,169	$1,649,295	32.7%

Under Armour, Inc.
As of September 30, 2014, December 31, 2013 and September 30, 2013
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/14	As of 12/31/13	As of 9/30/13
Assets
Cash and cash equivalents	$249,469	$347,489	$186,377
Accounts receivable, net	449,221	209,952	353,257
Inventories	637,459	469,006	497,406
Prepaid expenses and other current assets	86,914	63,987	56,064
Deferred income taxes	40,840	38,377	29,811
Total current assets	1,463,903	1,128,811	1,122,915
Property and equipment, net	264,629	223,952	201,603
Goodwill	123,356	122,244	—
Intangible assets, net	28,850	24,097	3,721
Deferred income taxes	47,602	31,094	26,766
Other long term assets	49,770	47,543	41,985
Total assets	$1,978,110	$1,577,741	$1,396,990
Liabilities and Stockholders’ Equity
Revolving credit facility	$—	$100,000	$—
Accounts payable	273,687	165,456	184,405
Accrued expenses	143,299	133,729	109,344
Current maturities of long term debt	19,524	4,972	5,034
Other current liabilities	53,969	22,473	34,201
Total current liabilities	490,479	426,630	332,984
Long term debt, net of current maturities	172,124	47,951	49,148
Other long term liabilities	61,366	49,806	48,403
Total liabilities	723,969	524,387	430,535
Total stockholders’ equity	1,254,141	1,053,354	966,455
Total liabilities and stockholders’ equity	$1,978,110	$1,577,741	$1,396,990

Under Armour, Inc.
For the Nine Months Ended September 30, 2014 and 2013
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income	$120,333	$98,164
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	52,391	36,052
Unrealized foreign currency exchange rate losses	4,881	1,021
Loss on disposal of property and equipment	78	598
Stock-based compensation	38,965	25,586
Deferred income taxes	(19,783)	(10,691)
Changes in reserves and allowances	10,794	12,007
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(248,256)	(181,100)
Inventories	(176,770)	(186,276)
Prepaid expenses and other assets	(20,282)	(7,027)
Accounts payable	118,236	42,344
Accrued expenses and other liabilities	20,180	37,404
Income taxes payable and receivable	26,737	19,577
Net cash used in operating activities	(72,496)	(112,341)
Cash flows from investing activities
Purchases of property and equipment	(96,596)	(62,058)
Purchase of business	(10,924)	—
Purchases of other assets	(724)	(475)
Change in loans receivable	—	(1,700)
Net cash used in investing activities	(108,244)	(64,233)
Cash flows from financing activities
Payments on revolving credit facility	(100,000)	—
Proceeds from term loan	150,000	—
Payments on long term debt	(11,275)	(4,212)
Excess tax benefits from stock-based compensation arrangements	33,056	13,770
Proceeds from exercise of stock options and other stock issuances	14,060	12,727
Payments of debt financing costs	(1,714)	—
Net cash provided by financing activities	84,127	22,285
Effect of exchange rate changes on cash and cash equivalents	(1,407)	(1,175)
Net decrease in cash and cash equivalents	(98,020)	(155,464)
Cash and cash equivalents
Beginning of period	347,489	341,841
End of period	$249,469	$186,377

Non-cash investing and financing activities
Decrease in accrual for property and equipment	$(10,601)	$(6,289)